STOCK REPURCHASE AGREEMENT


     This Stock Repurchase Agreement (the "Agreement") is entered into as of June 25, 2001 between CFC International, Inc., a Delaware corporation (the
"Company"), and Royce & Associates, Inc., a New York corporation (the "Shareholder").

                               W I T N E S S E T H

     WHEREAS, the Shareholder is the investment adviser to certain investment companies and other client accounts (the "Accounts") which are the beneficial owners of 434,900 shares of the Class A Common Stock, $.01 par value ("Common Stock"), of the Company, and the Shareholder, having the discretionary authority, wishes to sell 45,000 of such shares to the Company (such shares of Common Stock to be sold being referred to as the "Shares");

     WHEREAS, the Board of Directors (the "Board") of the Company has determined that it is in the best interest of its shareholders for the Company to acquire the Shares owned by the Shareholder, all upon the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Company and the Shareholder hereby agree as follows:

     1. The Purchase. Subject to the terms and conditions set forth in this Agreement, the Company agrees to purchase from the Shareholder, and the Shareholder agrees to sell, assign and transfer to the Company on the Closing Date (as defined below), all of the Shareholder's right, title and interest in and to the Shares.

     2. The Closing. Delivery by the Shareholder of the Shares for the account of the Company against payment of the Cash Consideration (as defined below) (the "Closing"), will take place at 9:00 a.m., New York City time, on the third business day following the date of this Agreement, or at such time on such other date, as may be agreed upon by the Shareholder and the Company. The date upon which the Closing occurs is herein referred to as the Closing Date.

     3. Payment. At the Closing, the Company shall deliver to the Shareholder cash consideration of $225,000 plus an amount equal to the reasonable commission charged by the Shareholder's broker to transfer the Shares (the "Cash Consideration") and the Shareholder shall cause its broker to deliver the Shares to an account designated by the Company. The Company shall make payment of the Cash Consideration pursuant to this Section 3 on the Closing Date by wire transfer of immediately available funds to an account designated by the Shareholder.

     4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company that:

     (a) The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now been conducted.

     (b) The Shareholder has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the sale of the Shares pursuant hereto have been duly and validly authorized by all necessary corporate action of the Shareholder and no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the purchase of the Shares hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and is the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

     (c) The execution and delivery of this Agreement by the Shareholder do not, and performance of this Agreement by the Shareholder will not, (i) conflict with, violate or breach the Certificate of Incorporation or By-laws of the Shareholder, (ii) conflict with, violate or breach any order, judgment, injunction or decree of any court, arbitrator, government or governmental agency or instrumentality against or binding on the Shareholder or by which any of its assets or properties are bound or affected, (iii) constitute a violation by the Shareholder of any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which any property or asset of the Shareholder is bound or affected, (iv) conflict with, violate, breach or cause a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Shareholder is a party or by which any of the Shareholder's assets or properties are bound or affected or result in the creation of a lien or other encumbrance on any of its assets or properties or (v) require the consent of any third party or governmental entity.

     (d) The Shareholder has had access to such information concerning the Company, its business and its financial condition as it deemed necessary in connection with the transactions contemplated by this Agreement.

     (e) On the Closing Date, the Accounts will have valid title to all of the Shares, in each case free and clear of any liens, charges or encumbrances, and such Shares will not be subject to any claims by virtue of rights, options, contracts, calls, agreements or otherwise.

     (f) The sale by the Shareholder pursuant to this Agreement and the delivery of the certificate(s) representing the Shares to the Company will transfer to the Company good and valid title to the Shares free and clear of all claims, liens, encumbrances, security interests, proxies, voting and other restrictions or interests of any nature whatsoever.

     5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder that:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now been conducted.

     (b) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the purchase of the Shares pursuant hereto have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the purchase of the Shares hereunder. This Agreement has been duly and validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (c) The execution and delivery of this Agreement by the Company do not, and performance of this Agreement by the Company will not, (i) conflict with, violate or breach the Certificate of Incorporation or By-laws of the Company,
(ii) conflict with, violate or breach any order, judgment, injunction or decree of any court, arbitrator, government or governmental agency or instrumentality against or binding on the Company or by which any of its assets or properties are bound or affected, (iii) constitute a violation by the Company of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, (iv) conflict with, violate, breach or cause a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company is a party or by which any of the Company's assets or properties are bound or affected or result in the creation of a lien or other encumbrance on any of its assets or properties or (v) require the consent of any third party or governmental entity.

     6. Conditions Precedent to the Company's Obligations. The obligations of the Company to purchase the Shares pursuant to this Agreement are subject to the fulfillment of the following conditions:

     (a) The representations and warranties of the Shareholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made as of the Closing Date;

     (b) The performance of this Agreement by the Company shall not conflict with or violate any order, judgment or decree applicable to the Company or by which any of its assets or properties are bound or affected;

     (c) The Shareholder shall have delivered to the Company certificate(s) evidencing all of the Shares, together with stock powers in form satisfactory to the Company executed in blank; and

     (d) The board of directors of the Company shall have approved the transactions contemplated by this Agreement.

     7. Conditions Precedent to the Shareholder's Obligations. The obligations of the Shareholder to sell the Shares pursuant to this Agreement are subject to the fulfillment of the following conditions:

     (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made as of the Closing Date;

     (b) The Company shall have delivered the Cash Consideration to the Shareholder by wire transfer;

     8. Additional Agreements of the Shareholder.

     (a) The Shareholder agrees that it will file an Amendment to Schedule 13G with the Securities and Exchange Commission as soon as practicable following the Closing Date (but in no event later than 15 days after the Closing Date) disclosing that the Shareholder's beneficial interest in the Company has declined below ten percent of the outstanding Common Stock of the Company.

     (b) During the six years following the date hereof, the Shareholder agrees that it will refrain from purchasing additional shares of Common Stock of the Company if such purchase or purchases will cause the Shareholder's aggregate beneficial interest in the Company to exceed 10% of the outstanding Common Stock of the Company.

     9. Additional Agreements of the Company.

     (a) In the event that the Company undergoes a "change in control" (as defined in Section 9(b)) within six years following the date hereof, in which the Per Share Price (as defined in Section 9(c) hereto) is in excess of $5.00 per share, Shareholder shall be entitled to receive an amount calculated in accordance with the following formula: (i) the Per Share Price minus $5.00 multiplied by (ii) 45,000 (such amount being the "Premium"). The Company will pay Shareholder the Premium by wire transfer of immediately available funds to an account designated by Shareholder within 30 days following the date of the change of control.

     (b) A "change in control" of the Company for the purposes of this Agreement is defined as:

(i) An acquisition by any individual, entity or group (a "Person") (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, except to the extent that
     (y) as a result of such acquisition, the Common Stock is delisted from the Nasdaq National Market or other securities exchange on which the Common Stock is then traded or (z) such acquisition is accomplished pursuant to a tender offer or other going private transaction made available to all shareholders of the Company; (2) any acquisition by Roger F. Hruby or any corporation, partnership, limited partnership, limited liability company, trust, or other entity controlled by Roger F. Hruby or for the benefit of Roger F. Hruby or members of his immediate family (collectively "Hruby"), except to the extent that (y) as a result of such acquisition the Common Stock is delisted from the Nasdaq National Market or other securities exchange on which the Common Stock is then traded or (z) such acquisition is accomplished pursuant to a tender offer or other going private transaction made available to all shareholders of the Company; or (3) any acquisition by any Person pursuant to a transaction which complies with clauses (1) and (2) of subsection (ii) of this Section 9(b); or

(ii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 80% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (2) no Person will beneficially own, directly or indirectly, more than 20% of the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction; or

(iii)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would comply with clauses (1) and (2) of subsection (ii) of this Section 9(b), assuming for this purpose that such transaction were a Corporate Transaction.

     (c) For purposes of this Agreement, "Per Share Price" means either (i) the average reported closing sales price, regular way, for the Common Stock on the Nasdaq National Market or other securities exchange on which the Common Stock is then traded, during the 30-day period prior to and including the date of a change in control, and/or (ii) if the change in control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined reasonably in the sole discretion of the board of directors of the Company.

     10. Cooperation, Etc. Each of the Company and the Shareholder shall cooperate and use its reasonable efforts to take all action, and to do all things necessary, proper or advisable to consummate the sale of the Shares to the Company and to otherwise consummate and make effective the transactions contemplated by this Agreement, and shall refrain from taking any action that shall be inconsistent with, or contrary to, this Agreement. Each of the parties hereto shall cooperate and use its reasonable efforts to resist any attempts to impose any legal prohibition or restraint on the purchase and sale of the Shares in accordance herewith and, in the event thereof, to remove, vacate and/or reverse any such prohibition or restraint.

     11. Expenses. The Shareholder shall be responsible for any legal fees or other expenses incurred by the Shareholder in connection with the transactions contemplated by this Agreement. The Company shall be responsible for any legal fees or other expenses incurred by it in connection with the transactions contemplated by this Agreement.

     12. Non-Disclosure. Except for filings required under the Securities Exchange Act of 1934 and except to the extent otherwise required by law, neither the Company nor the Shareholder shall make any disclosure of the terms hereof or the negotiations with respect hereto (other than to the parties hereto and their representatives and advisors) except pursuant to a press release which shall be approved by all of the parties hereto prior to the release thereof.

     13. Amendments; Waivers. This Agreement shall not be modified, amended, altered or supplemented, nor shall any provision of this Agreement be waived, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     14.  Assignments;  Successors.

     (a) Neither the Company nor the Shareholder shall assign any of their rights or delegate any of their duties under this Agreement.

     (b) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     15. Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event of the breach of any provision of this Agreement and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     16. Notices. All notices and other communications provided for hereunder shall be in writing (including telex and facsimile communication) and shall be sent by mail, telex, facsimile or hand delivery to the addresses indicated below. Notices sent by mail shall be deemed delivered when deposited in the mail, postage prepaid. Notices sent by facsimile shall be deemed delivered when the sender receives electronic confirmation of receipt.

                  If to the Company, to:

                  CFC International, Inc.
                  500 State Street
                  Chicago Heights, IL 60411
                  Attention:  Dennis Lakomy
                  Phone:  708-891-3456
                  Fax:  708-758-3976

                  With a copy to:

                  Bell, Boyd & Lloyd
                  Three First National Plaza
                  70 W. Madison Street, Suite 3300
                  Chicago, IL 60602
                  Attention:  D. Mark McMillan
                  Phone:  312-807-4383
                  Fax: 312-372-2098

                  If to the Shareholder, to:

                  Royce & Associates, Inc.
                  1414 Avenue of the Americas
                  New York, NY 10019
                  Attention:  Charles M. Royce
                  Phone:  212-508-4695
                  Fax:  212-752-8875

                  With a copy to:

                  Royce & Associates, Inc.
                  1414 Avenue of the Americas
                  New York, NY 10019
                  Attention:  Howard J. Kashner, General Counsel
                  Phone:  212-508-4529
                  Fax:  212-832-8921

     17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.

     18. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                         COMPANY

                         CFC INTERNATIONAL, INC.




                         Dennis Lakomy
                         Executive Vice President and Chief Financial Officer


                         SHAREHOLDER

                         ROYCE & ASSOCIATES, INC.




                         By:
                         Its: